Exhibit 99.1

Press Contact:	Investor Relations:
Drew Guthrie	Melissa Kivett	John Egan
Manager, Communications	Senior Vice President	Vice President
and Media Relations	Investor Relations	Investor Relations
Phone: 212-859-7002	Phone: 212-859-7029	Phone: 212-859-7197
Fax: 212-859-5893	Fax: 212-859-5893	Fax: 212-859-5893
drew.guthrie@assurant.com	melissa.kivett@assurant.com	john.egan@assurant.com

FOR IMMEDIATE RELEASE

Assurant Reports Record Q1 2008 Net Operating Income of $214.9 Million

($1.80 per diluted share), Up 22% and Net Income of $186.8 Million ($1.57 per diluted share), Up 4% Compared to Q1 2007

New York – May 1, 2008 – Assurant, Inc. (“Assurant”) (NYSE: AIZ), a premier provider of specialized insurance and insurance-related products and services, today reported its results for the first quarter of 2008.

Net income in the first quarter of 2008 increased 4% to $186.8 million, or $1.57 per diluted share, versus first quarter 2007 net income of $179.5 million, or $1.45 per diluted share. Net income in the first quarter of 2008 includes $28.2 million of after-tax realized losses from other than temporary impairments in the investment portfolio.

Net operating income (see footnote 1 at the end of this release) for the first quarter of 2008 increased 22% to $214.9 million, or $1.80 per diluted share, compared to first quarter 2007 net operating income of $175.8 million, or $1.42 per diluted share.

Robert B. Pollock, president and chief executive officer, said: “We are off to a good start for 2008, despite a slowing economy. Our record operating results are grounded in the enduring quality of our diversified, specialty insurance strategy. We are pleased with the progress we’re making in areas we have targeted for growth and remain committed to managing our business for the long-term.”

Net earned premiums of $1.94 billion in the first quarter of 2008 increased 10% from the same period in 2007, driven primarily by growth in Assurant Specialty Property and Assurant Solutions.

Net investment income in the first quarter of 2008 decreased 9% to $197.8 million from $216.9 million in the first quarter of 2007 primarily attributable to $33.5 million of investment income from real estate joint venture partnerships recognized during the first quarter of 2007. First quarter 2008 benefited from an increase in average invested assets.

The following chart provides a reconciliation of net operating income to net income for Assurant:

	For the Three Months Ended
	March 31, 2008	March 31, 2007
	(UNAUDITED)
	(amounts in millions, net of tax)
Assurant Solutions	$47.6	$44.1
Assurant Specialty Property	124.7	74.4
Assurant Health	37.3	40.5
Assurant Employee Benefits	16.3	29.0
Corporate and other	(5.9)	(7.6)
Amortization of deferred gains on disposal of businesses	4.8	5.4
Interest expense	(9.9)	(10.0)

Net operating income	214.9	175.8

Adjustments:
Net realized (losses) gains on investments	(28.1)	3.7

Net income	$186.8	$179.5

Assurant Solutions

Assurant Solutions first quarter 2008 net operating income was $47.6 million, up 8% from the first quarter 2007 net operating income of $44.1 million. The increase was primarily due to $11.7 million of after-tax income from the accrual of contractual receivables established from certain domestic service contract clients. There was no investment income from real estate joint venture partnerships in the first quarter of 2008 compared with $9.4 million after-tax during the first quarter of 2007. Results in the quarter were impacted by continued international investments made to support the business’ strategic expansion and by continued less favorable loss experience in the domestic service contract business.

Assurant Solutions first quarter 2008 net earned premiums increased 17% to $683.5 million from $583.0 million in the first quarter of 2007. The increase was primarily due to growth in preneed premiums resulting from the July 2007 acquisition of Mayflower National Life Insurance Company, growth in domestic and international service contracts and the impact of favorable foreign currency exchange. Excluding the impact of foreign currency exchange, Assurant Solutions net earned premiums in the first quarter increased 15% compared with the first quarter 2007. Results for the quarter were partially offset by the continued decline in domestic credit insurance premiums.

Assurant Specialty Property

Assurant Specialty Property first quarter 2008 net operating income was $124.7 million, up 68% from $74.4 million in the first quarter 2007. The increase was primarily driven by the continued growth in creditor-placed homeowners insurance, continued favorable combined ratios and an increase in investment income due to an increase in invested assets. Results for the quarter were also positively impacted by $4.6 million after-tax from a client related settlement. There were no reportable catastrophe losses during the quarter.

Assurant Specialty Property first quarter 2008 net earned premiums increased 31% to $481.4 million compared to $367.0 million in the same year-ago period. The increase is mainly attributable to the continued organic growth in creditor-placed homeowners insurance.

Assurant Health

Assurant Health first quarter 2008 net operating income was $37.3 million, down 8% from first quarter 2007 net operating income of $40.5 million. There was no investment income from real estate joint venture partnerships in the first quarter of 2008 compared with $2.3 million after-tax during the first quarter of 2007. Net operating income was impacted by the continuing decline in small group net earned premiums. Assurant Health continues to maintain a favorable combined ratio.

Assurant Health first quarter 2008 net earned premiums decreased 3% to $496.1 million from $512.8 million in the same year-ago period. Continued growth in individual premiums during the quarter was offset by a decline in small group medical premiums.

Assurant Employee Benefits

Assurant Employee Benefits first quarter 2008 net operating income was $16.3 million, down 44% from first quarter 2007 net operating income of $29.0 million. There was no investment income from real estate joint venture partnerships in the first quarter of 2008 compared with $9.2 million after-tax during the first quarter of 2007. While results for the first quarter of 2008 reflect continued favorable loss experience, the expense ratio increased due to increased sales expenses as a result of the business’ continued investment in its small case strategy.

Assurant Employee Benefits first quarter 2008 net earned premiums decreased 5% to $280.4 million from $296.7 million in the same year-ago period. Results for the quarter include $5.5 million in single premiums from closed blocks of business compared to $22.8 million in the first quarter of 2007. Excluding single premiums from closed blocks of business, net earned premium increased slightly.

Corporate & Other

Corporate and other net operating loss for the first quarter of 2008 was $5.9 million, compared to a loss of $7.6 million in the first quarter of 2007. The losses for the quarter included a $1.6 million of after-tax expense related to the ongoing SEC investigation regarding certain loss mitigation products. The improvement in the net operating loss was mainly due to tax expenses of $5.8 million in the first quarter of 2007 resulting from changes in certain tax liabilities.

Financial Position

Our strength is reflected in our financial position. At March 31, 2008 total assets were $26.4 billion. Stockholders’ equity, excluding Accumulated Other Comprehensive Income (AOCI), was $4.2 billion and book value per diluted share, excluding AOCI, was up 5% to $35.33 from $33.73 at December 31, 2007. Debt to total capital, excluding AOCI, improved to 18.9% from 19.7% at December 31, 2007.

Earnings Conference Call

Assurant will host a conference call today at 9:00 A.M. (ET) with access available via Internet and telephone. Investors and analysts may participate in the live conference call by dialing 888-603-6873 (toll-free domestic) or 973-582-2706 (international); passcode: 41531604. Please call to register at least 10 minutes before the conference call begins. A replay of the call will be available for one week via telephone starting at approximately 12:00 P.M. (ET) today and can be accessed at 800-642-1687 (toll-free domestic) or 706-645-9291 (international); passcode: 41531604. The webcast will be archived for one month on Assurant’s website.

About Assurant

Assurant is a premier provider of specialized insurance products and related services in North America and selected other international markets. The four key businesses – Assurant Solutions; Assurant Specialty Property; Assurant Health; and Assurant Employee Benefits – have partnered with clients who are leaders in their industries and have built leadership positions in a number of specialty insurance market segments in the U.S. and selected international markets. The Assurant business units provide debt protection administration; credit-related insurance; warranties and service contracts; pre-funded funeral insurance; creditor-placed homeowners insurance; manufactured housing homeowners insurance; individual health and small employer group health insurance; group dental insurance; group disability insurance; and group life insurance.

Assurant, a Fortune 500 company and a member of the S&P 500, is traded on the New York Stock Exchange under the symbol AIZ. Assurant has more than $26 billion in assets and $8 billion in annual revenue. Assurant has more than 13,000 employees worldwide and is headquartered in New York’s financial district. www.assurant.com.

Safe Harbor Statement

Some of the statements included in this press release, particularly those anticipating future financial performance, business prospects, growth and operating strategies and similar matters, are forward-looking statements that involve a number of risks and uncertainties. Our actual results might differ materially from those projected in the forward-looking statements. For a discussion of the factors that could affect our actual results please refer to the risk factors identified from time to time in our SEC reports, including, but not limited to, our 10-K, as filed with the SEC.

Non-GAAP Financial Measures

Assurant uses the following non-GAAP financial measures to analyze the company’s operating performance for the periods presented in this press release. Because Assurant’s calculation of these measures may differ from similar measures used by other companies, investors should be careful when comparing Assurant’s non-GAAP financial measures to those of other companies.

(1)	Assurant uses net operating income as an important measure of the company’s operating performance. As shown in the chart on page 2, net operating income equals net income excluding net realized gains (losses) on investments and other unusual and/or infrequent items. The company believes net operating income provides investors a valuable measure of the performance of the company’s ongoing business, because it excludes both the effect of realized gains (losses) on investments that tend to be highly variable from period to period, and those events that are unusual and/or unlikely to recur.

Please see page 17 of the financial supplement, which is available on our website at www.assurant.com, for a summary of net operating income disclosed items.

Assurant, Inc. and Subsidiaries

Consolidated Statement of Operations (unaudited)

Three Months Ended March 31, 2008 and 2007

	Three Months Ended March 31,
	2008	2007
	(in thousands except number of shares and per share amounts)
Revenues
Net earned premiums and other considerations	$1,941,417	$1,759,509
Net investment income	197,774	216,896
Net realized (losses) gains on investments	(43,143)	5,570
Amortization of deferred gains on disposal of businesses	7,379	8,349
Fees and other income	73,898	66,939

Total revenues	2,177,325	2,057,263
Benefits, losses and expenses
Policyholder benefits	935,083	889,522
Selling, underwriting, general and administrative expenses	941,026	874,926
Interest expense	15,288	15,297

Total benefits, losses and expenses	1,891,397	1,779,745

Income before provision for income taxes	285,928	277,518
Provision for income taxes	99,098	98,061

Net income	$186,830	$179,457

Net income per share:
Basic	$1.58	$1.47
Diluted	$1.57	$1.45

Dividends per share	$0.12	$0.10

Share Data:
Basic weighted average shares outstanding	117,883,761	122,149,873

Diluted weighted average shares outstanding	119,280,980	124,111,534

Assurant, Inc. and Subsidiaries

Consolidated Condensed Balance Sheets

At March 31, 2008 (unaudited) and December 31, 2007

	March 31, 2008	December 31, 2007
	(in thousands)
Assets
Investments and cash and cash equivalents	$14,678,565	$14,552,115
Reinsurance recoverables	3,895,539	3,904,348
Deferred acquisition costs	2,895,498	2,895,345
Goodwill	829,039	832,656
Assets held in separate accounts	2,720,297	3,143,288
Other assets	1,427,477	1,422,564

Total assets	26,446,415	26,750,316

Liabilities
Policyholder benefits and claims payable	10,474,976	10,492,580
Unearned premiums	5,412,023	5,410,709
Debt	971,886	971,863
Mandatorily redeemable preferred stock	11,160	21,160
Liabilities related to separate accounts	2,720,297	3,143,288
Accounts payable and other liabilities	2,648,858	2,621,813

Total liabilities	22,239,200	22,661,413

Stockholders’ equity
Equity, excluding accumulated other comprehensive (loss) income	4,212,712	4,034,992
Accumulated other comprehensive (loss) income	(5,497)	53,911

Total stockholders’ equity	4,207,215	4,088,903

Total liabilities and stockholders’ equity	$26,446,415	$26,750,316